Free Writing Prospectus pursuant to Rule 433 dated July 16, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Performance of the Worst-Performing of the Common Stock of Apollo Global Management, Inc., the Common Stock of Blackstone Inc. and the Common Stock of KKR & Co. Inc. due July 26, 2030

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		Call observation dates	Call payment dates	Call premium amount
		July 30, 2026	August 4, 2026	at least 17.20%

You should read the accompanying preliminary pricing supplement dated July 16, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		October 23, 2026	October 28, 2026	at least 21.50%
		January 25, 2027	January 28, 2027	at least 25.80%
		April 23, 2027	April 28, 2027	at least 30.10%
		July 23, 2027	July 28, 2027	at least 34.40%
KEY TERMS		October 25, 2027	October 28, 2027	at least 38.70%
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	January 24, 2028	January 27, 2028	at least 43.00%
		April 24, 2028	April 27, 2028	at least 47.30%
Underlying stocks (each individually, an underlying stock):

the common stock of Apollo Global Management, Inc. (current Bloomberg symbol: “APO UN”), the common stock of Blackstone Inc. (current Bloomberg symbol: “BX UN”) and the common stock of KKR & Co. Inc. (current Bloomberg symbol: “KKR UN”)

		July 24, 2028	July 27, 2028	at least 51.60%
		October 23, 2028	October 26, 2028	at least 55.90%
Pricing date:	expected to price on or about July 23, 2025	January 23, 2029	January 26, 2029	at least 60.20%
Original issue date:	expected to be July 28, 2025	April 23, 2029	April 26, 2029	at least 64.50%
Call observation dates:	as set forth under “Call observation dates” below	July 23, 2029	July 26, 2029	at least 68.80%
Call payment dates:	as set forth under “Call payment dates” below	October 23, 2029	October 26, 2029	at least 73.10%
Valuation date:	expected to be July 23, 2030	January 23, 2030	January 28, 2030	at least 77.40%
Stated maturity date:	expected to be July 26, 2030	April 23, 2030	April 26, 2030	at least 81.70%
Automatic call feature:

if, as measured on any call observation date, the closing price of each underlying stock is greater than or equal to its call threshold price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity*
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final share price of each underlying stock is greater than or equal to its downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•
if the final share price of any underlying stock is less than its downside threshold price, $1,000 × the worst performing stock performance factor
		The Securities Have Not Been Automatically Called
		Hypothetical Final Share Price of the Worst Performing Underlying Stock (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	186.000%
		150.000%	186.000%
		125.000%	186.000%
		100.000%	186.000%
Initial share price:	with respect to each underlying stock, the closing price of one share of such underlying stock on the pricing date	90.000%	186.000%
		80.000%	186.000%
Final share price:	with respect to each underlying stock, the closing price of one share of such underlying stock on the valuation date	70.000%	186.000%
		60.000%	186.000%
Call threshold price:	with respect to each underlying stock, 105.00% of such underlying stock’s initial share price	59.999%	59.999%
		50.000%	50.000%
Downside threshold price:	with respect to each underlying stock, 60.00% of such underlying stock’s initial share price	30.000%	30.000%
		25.000%	25.000%
Call premium amount (set on the pricing date):	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	0.000%	0.000%
Maturity date premium amount (set on the pricing date):	at least 86.00%
Share performance factor:	with respect to each underlying stock, the final share price / the initial share price	*assumes a maturity date premium amount of 86.00%
Worst performing underlying stock:	the underlying stock with the lowest share performance factor

Worst performing share performance factor:	the share performance factor of the worst performing underlying stock

CUSIP / ISIN:	40058JPP4 / US40058JPP48
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the common stock of Apollo Global Management, Inc., the common stock of Blackstone Inc. and the common stock of KKR & Co. Inc. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the closing price of each underlying stock on any call observation date is greater than or equal to its call threshold price, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, you may lose a significant portion or all of your investment in the securities. You will not participate in any appreciation of the underlying stocks.

The securities are for investors who seek a return of between at least 17.20% and at least 86.00%, depending on if and when the securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 16, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Worst Performing Underlying Stock
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Prices of the Underlying Stocks at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Stock
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
You are Exposed to the Market Risk of Each Underlying Stock
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of an Underlying Stock
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks (including historical closing prices of the underlying stocks), the terms of the securities and certain risks.